UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GALENFEHA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	46-228339
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or Organization)

2705 Brown Trail, Suite 100
Bedford, Texas 76021
(Address of Principal Executive Offices)

2013 Employee Stock Compensation Plan
(Full Title of the Plan)

LaNell Armour
Galenfeha, Inc.
2705 Brown Trail, Suite 100
Bedford, Texas 76021
(Name and Address of Agent for Service)

(800) 280-2404
(Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Michael Stolzar, Esq.	Kyle L. Tingle
Karlen & Stolzar, LLP	Certified Public Accountants
445 Hamilton Avenue, Suite 1102	2145 East Warm Springs Road
White Plains, New York 10601	Las Vegas, Nevada 89120
Telephone: (914) 949-4600	Telephone: (702) 450-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ x ]
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On October 17, 2013, Galenfeha, Inc. (the “Company”), filed a Registration Statement on Form S-8 (Registration No (333-191778) with the Securities and Exchange Commission (the “Original Registration Statement”) with respect to shares of common stock of the Company to be issued and/or registered pursuant to the Galenfeha, Inc. 2013 Employee Stock Compensation Plan. The Company is filing this Post-Effective Amendment No. 1 (this “Amendment”) for the sole purpose of clarifying this plan, which includes the terms and conditions outlined in the “Affiliate Resale Restriction Agreement” filed on Form 8-K on October 27, 2013. Although the “Affiliate Resale Restriction Agreement” shares had been purchased by each of Galenfeha’s Directors at the formation of the Company for par value, Section 2(c) of the “Affiliate Resale Restriction Agreement” states that all shares the Directors purchased upon the organization of the Company are forfeited before being vested, as outlined in the agreement. This agreement should have been named “Affiliate Stock Compensation Agreement.” The contract states that shares purchased by the Directors upon the organization of the Company at par value will be available to each director upon completion of the terms and services outlined in the agreement, and any shares purchased by each director upon the formation of the Company will be forfeited if the terms and conditions are not met.

Footnote 3 of the S-8 filed with the Commission on October 17, 2013 reads:

(3)	Includes 50,000,000 shares of common stock that may be resold by employees originally issued to them as compensation for services rendered.

Footnote 3 of the S-8 filed with the Commission on October 17th, 2013 should read:

(3)

Includes 45,000,000 shares of common stock that may be resold by Directors originally purchased at par value upon the formation of the Company that are covered by the “Affiliate Resale Restriction Agreement” and are released to each Director upon completion of the terms of the agreement as compensation for services completed, and 5,000,000 shares that may be resold by employees originally issued to them as compensation for services rendered.

No additional shares of the Company’s common stock are being registered pursuant to this Amendment and the registration fees for the shares of the Company’s common stock to which the Original Registration Statement and this Amendment apply were paid at the time of filing the Original Registration Statement. Therefore, no additional registration fees are required.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bedford, State of Texas, on the 18t day of August, 2014.

Galenfeha, Inc.

By:	/s/ James Ketner
James Ketner
President/CEO
Principal Financial Officer, Principal Accounting Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENFEHA, INC.
Date: August 18th, 2014.
	By:	/s/ James Ketner
James Ketner
President/CEO/Director

	By:	/s/ Richard Owston
Richard Owston
Director

	By:	/s/ LaNell Armour
LaNell Armour
Secretary/Treasurer/Director

	By:	/s/ Trey Moore
Trey Moore
Director

	By:	/s/ Lucien Marioneaux
Lucien Marioneaux
Chairman